                                                                 EXHIBIT (a)(5)

COOPER RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE


                           COOPER RIVER ANNOUNCEMENT

         GREENVILLE, SOUTH CAROLINA, August 27, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Consolidated Capital Institutional Properties, Consolidated Capital Institutional Properties/2, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties III and Consolidated Capital Properties V. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Tuesday, September 1, 1998. The offers were previously scheduled to expire at 12:00 midnight on Wednesday, August 26, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on August 26, 1998, approximately 5,999.6 interests had been tendered pursuant to the Consolidated Capital Institutional Properties offer, approximately 35,803.7 interests had been tendered pursuant to the Consolidated Capital Institutional Properties/2 offer, approximately 17,232.9 interests had been tendered pursuant to the Consolidated Capital Institutional Properties/3 offer, approximately 11,729.5 interests had been tendered pursuant to the Consolidated Capital Properties III offer and approximately 7,678 interests had been tendered pursuant to the Consolidated Capital Properties V offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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